UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 31, 2006

Modtech Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-25161	33-0825386
(Commission File Number)	(IRS Employer Identification No.)

2830 Barrett Avenue, Perris, CA	92571
(Address of Principal Executive Offices)	(Zip Code)

(951) 943-4014
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On March 31, 2006, Modtech Holdings, Inc. (the "Company') entered into a Loan and Security Agreement (with Bank of America, N.A., as lender and as agent for such additional lenders as may thereafter become parties to the agreement (the "Credit Facility”). The Credit Facility was funded and closed on April 4, 2006.

The Credit Facility provides for revolving credit loans of up to a maximum principal amount of $25,000,000 (the “Revolver Loans”). The Credit Facility also provides for a letter of credit subline in the maximum amount of $12,000,000.

The Revolver Loans will bear interest per annum, payable monthly, at a variable rate equal to Bank of America's announced prime rate, plus up to 0.75%. Under certain circumstances, the Company may elect a LIBOR rate plus 2.0% to 3.0% in which case, interest will be payable in one, two, three or six month periods selected by the Company. In each instance, the variable rates will depend on the Company's EBITDA at the end of each quarter measured on a trailing 12-month basis.

There is an unused credit line fee of between 0.250% and 0.375% based on the Company's EBITDA at the end of each quarter measured on a trailing 12-month basis.

The principal amount of the Revolver Loans is due and payable in full on March 31, 2009. The Revolver Loans may be prepaid from time to time without penalty or premium, but if the Credit Facility is terminated during the first two years there is a termination fee of $500,000 during the first year and $250,000 in the second year.

The Credit Facility is secured by substantially all of the Company's assets.

Amounts owed under the Credit Facility may be accelerated under various circumstances more fully described in the Credit Facility, including, but not limited to, the failure to make interest payments due under the Credit Facility, breaches of certain covenants, representations and warranties set forth in the Credit Facility, the occurrence of certain insolvency or receivership events affecting the Company and certain events having a material adverse effect on the Company's business, assets, operations, properties, prospects or condition.

The Credit Facility contains customary affirmative and negative covenants for credit facilities of this type, including, without limitation, restrictions on the Company's ability to, among other things, incur debt, create liens, make investments, pay dividends, sell assets, undertake transactions with affiliates, and enter into new businesses.

In addition to the Credit Facility, on March 31, 2006, the Company entered into an amendment to its Amended and Restated Senior Subordinated Secured Convertible Note dated August 5, 2005 with another lender (the "Note") and a new Intercreditor Agreement with the lender and Bank of America (the "Intercreditor Agreement"). The amendment to the Note changed the partial redemption dates under the Note from June 30, 2006, 2007 and 2008 to August 31, 2006 and 2007 and September 2, 2008. The new Intercreditor Agreement added as a condition of redemption that the Company must have at least $3 million in availability under the Credit Facility after taking the redemption into account. For purposes of measuring budgeted EBITDA to determine if a redemption can exceed $5 million, the time periods have been changed under the new Intercreditor Agreement to the six months ending June 30, 2007 and the 12 months ending June 30, 2008. The notice periods to (a) call for a redemption and, (b) for the Company to notify the lender if it intends to convert a portion of the debt being redeemed into shares of common stock have both been shortened pursuant to the amendment to the Note. The amendment extends the time period for measuring the Company's stock price to determine the conversion price from 10 trading days to 30 trading days and brings the financial covenants under the Note in line with the financial covenants in the Credit Facility.

The foregoing descriptions of the Credit Facility, the amendment to the Note, and the new Intercreditor Agreement are qualified in their entirety by reference to the full terms and conditions of the agreements which are filed as exhibits to the Company's Report on Form 10-K filed with the Securities and Exchange Commission on April 4, 2006 and incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

In connection with entering into the Credit Facility discussed under Item 1.01 above, on April 4, 2006, the Company terminated its Financing Agreement with Fortress Credit Corp., originally dated February 25, 2005 and as subsequently amended. The Company paid off all amounts borrowed and due under the Financing Agreement, which aggregated approximately $19.3 million, including approximately $250,000 in accrued interest. There were no early termination penalties incurred by the Company in connection with the termination of the Financing Agreement with Fortress Credit Corp. As a result of the termination of the Fortress Financing Agreement, approximately $2 million of unamortized debt issue costs will be written off and charged to interest expense for the quarter ended March 31, 2006

The Intercreditor Agreement dated December 31, 2004 was also terminated.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 above regarding the Credit Facility is hereby incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1(1)  Loan and Security Agreement dated as of March 31, 2006
99.2(1)  Amendment Agreement dated as of March 31, 2006
99.3 (1) Intercreditor Agreement dated as of March 31, 2006

(1) Incorporated by reference to the Company's Report on Form 10-K filed April 4, 2006 (SEC File No. 000-25161)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 4, 2006

Modtech Holdings, Inc.

By:	/s/ Dennis Shogren
Dennis Shogren
Chief Financial Officer